                     AMENDMENT NO. 4 TO ADMINISTRATION AGREEMENT


          This Amendment No. 4, dated as of September 10, 1998, is entered into between FIRST DATA INVESTOR SERVICES GROUP, INC., a Massachusetts corporation ("FDISG") and THE GALAXY FUND, a Massachusetts business trust (the "Company").

          WHEREAS, FDISG and the Company have entered into an Administration Agreement, dated as of June 1, 1997, as amended on March 3, 1998 and March 5, 1998 (the "Administration Agreement"), pursuant to which the Company appointed FDISG to act as Administrator for the Company's portfolios (the "Funds"); and

          WHEREAS, Section 9 of the Administration Agreement provides that no change, termination, modification, or waiver of any term or condition of the Administration Agreement shall be valid unless in writing signed by each party;

          NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1. Section 8(a) of the Administration Agreement is amended and restated in its entirety to read as follows:

               "(a) This Agreement shall continue in effect with respect to each Fund until May 31, 2001 (the "Initial Term"), unless earlier terminated pursuant to the terms of this Agreement. Thereafter, this Agreement shall continue with respect to each Fund for additional terms of one (1) year ("Renewal Terms") each, provided such continuance is specifically reviewed and approved at least annually
          (i) by the vote of a majority of the Company's Board of Trustees or by the vote of a majority of the outstanding voting securities of such Fund and (ii) by a majority of the Company's Trustees who are not parties to the Agreement or interested persons (as defined in the 1940
          Act) of any party to the Agreement."

          2. The section of Schedule B of the Administration Agreement entitled "Administration Fees" is amended and restated in its entirety to read as follows:

          "ADMINISTRATION FEES:

               "FDISG shall be paid an annual administration fee at the annual rate of .09% of the first $2.5 billion of the Funds' combined average daily net assets, .085% of the next $2.5 billion of combined average daily net assets, .075% of the next $7 billion of combined average daily net assets, .065% of the next $3 billion of combined average daily net assets, .06% of the next $3 billion of combined average daily net assets and .0575% of combined average daily net assets in excess of $18 billion."

     3.   The following paragraph is added to the Administration Agreement as
Section 17:

               "17. YEAR 2000. FDISG's services hereunder shall be rendered, and its computer systems used in rendering such services shall operate and function, without any Year 2000 Error. The term "Year 2000 Error" means:

                    (a) any failure of FDISG's systems to properly record, store, process, calculate or present calendar dates falling on and after (and, if applicable, spans of time including) January 1, 2000 as a result of the occurrence or use of data consisting of such dates;


                    (b) any failure of FDISG's systems to calculate any information dependent on or relating to dates on or after January 1, 2000 in the same manner, and with the same functionality, date integrity and performance, as such systems record, store, process, calculate and present calendar dates on or before December 31, 1999, or information dependent on or relating to such dates; or

                    (c) any loss of functionality or performance with respect to the introduction of records or processing of data containing dates falling on or after January 1, 2000."

     4. Except to the extent amended hereby, the Administration Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 4 as of the day and year first above written.


                              FIRST DATA INVESTOR SERVICES
                              GROUP, INC.


                              By: /s/ Jylanne M. Dunne
                                 ----------------------------
                              Name:   Jylanne M. Dunne
                              Title:  Senior Vice President

                              THE GALAXY FUND


                              By:  /s/ John T. O'Neill
                                 ----------------------------
                              Name:  John T. O'Neill
                              Title: President

                                         -2-